Appellate Division Nos. 2010-08950, 2011-02295, 2011-02298

Court of Appeals of the State of New York

GYRODYNE COMPANY OF AMERICA, INC.,

Claimant-Respondent,

–against–

STATE OF NEW YORK,

Defendant-Appellant.

MEMORANDUM OF LAW IN OPPOSITION TO STATE OF NEW YORK'S MOTION FOR LEAVE TO APPEAL

MOTION NO. 2012-363

JOSEPH L. CLASEN
THOMAS J. DONLON
ROBINSON & COLE LLP
885 Third Avenue
Suite 2800
New York, NY 10022-4834
(212) 451-2900

Attorneys for Claimant-Respondent

TABLE OF CONTENTS

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TABLE OF AUTHORITIES

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Cases

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Other

INTRODUCTION

To expand its campus, SUNY Stony Brook acquired by eminent domain almost 250 acres of Gyrodyne's property – one of the largest undeveloped parcels in Suffolk County. The State calculated a very low compensation value, taking advantage of outdated industrial zoning, which the Town's master plan had already identified for rezoning, and for which rezoning had been under consideration. At the Court of Claims, the State tried to further lowball the valuation, even though its own experts testified that rezoning to residential was reasonably probable for this open land in the midst of expensive subdivisions with outstanding schools. Based on the evidence, the Court of Claims agreed with all of the experts concerning rezoning to residential. Since the State chose not to offer any evidence as to the value with rezoning – regardless of its own experts' testimony – the Court of Claims considered Gyrodyne's expert's valuation as rezoned. Finding that credible and supported by the evidence, the court awarded a fair price, which the Appellate Division affirmed unanimously.

The State now attempts to further delay full payment for land it took almost seven years ago, by seeking leave to appeal to this Court – a request the Appellate Division has already denied. The State attempts to repackage its factual dispute regarding valuation as a legal issue, but its efforts cannot succeed. This Court is left to confront a request that directly conflicts with the constitutional limits on its

jurisdiction. Grant of leave in these circumstances would open the floodgates to myriad appeals, concerning nothing more than the disputed amount of condemnation awards. The State makes no argument justifying retreat from this Court's vigorous enforcement of its scope of jurisdiction. Now is the time to bring this unduly extended matter to an end by denying the State's motion.

BACKGROUND

1. <u>Gyrodyne's Years of Ownership</u>

Before the November 2, 2005 taking, Gyrodyne owned 308 acres in the Towns of Brookhaven and Smithtown, Suffolk County (the "Property"). *See* Appellate Division Appendix, A3-A5; A380. Gyrodyne purchased the Property in 1951 to conduct helicopter test flights. State's Motion Appendix, ("M.A.") 22. The Property was zoned residential at the time, but Gyrodyne obtained a rezoning to industrial. *Id.* After 20 years, Gyrodyne discontinued the helicopter business and rented portions of a few old buildings to small companies. *Id.* For years, Gyrodyne was controlled by one family, who made no effort to develop the Property. M.A. 22-23. After a new independent board was installed in 1999, Gyrodyne focused on development of the Property. A517.

Working with Marriott, Gyrodyne submitted an application for rezoning 10 acres of the Property to develop an assisted living facility of 126 units. M.A. 23. In February 2000, Brookhaven granted the rezoning application. *Id.* The project

did not go forward only because Marriott got out of the assisted living business. *Id.* at n.23.

After investigating other options for development, Gyrodyne submitted a new application to rezone the Property for a luxury residential community with a golf course in October 2003. M.A. 23. A public meeting was held on the application in Smithtown, and no real public opposition to Gyrodyne's plan surfaced in either town. *Id.* While the application was pending, however, representatives of SUNY Stony Brook met with Brookhaven officials to say that the University was considering condemnation of the Property, and to urge that no action be taken on the zoning application – that the Town best leave it alone and not interfere with the University's plans. A202-A203; A233.

2. The Evidence Presented At Trial

Following the taking, Gyrodyne filed a timely claim. The Court of Claims held trial in August 2009 over four days. As an expert on zoning, Gyrodyne called Daniel Gulizio ("Gulizio") who worked in local and county government on Long Island as a public planner for over 24 years, including for Brookhaven and Suffolk County. M.A. 16. Gulizio testified that the Property's existing industrial zoning would allow development of over 3 million square feet of commercial space. M.A. 17. However, the narrow country roads, far from the Long Island Expressway,

constrained industrial development. A103-A104.[1] The Property qualified as spot zoning since the surrounding area was residential. A102. Brookhaven's comprehensive plan called for the elimination of spot zoning and specifically indicated the Property should be rezoned to a Planned Development District ("PDD"). M.A. 17. Both Brookhaven and Smithtown had in the past granted rezoning from industrial to high density residential (11 to 14 units per acre). A111-A116. Gulizio stressed that local authorities would allow greater density in rezoning residential to avoid industrial development. M.A. 19. To be conservative, Gulizio opined that there was a reasonable probability of rezoning the Property to residential PDD with a density of 3 to 6 units per acre. Gulizio testified that the probability of rezoning in Brookhaven was 90-95 percent, since the comprehensive plan addressed the Property. M.A. 18. As Smithtown did not have an up-to-date comprehensive plan, Gulizio set the probability there at 70-75 percent. M.A. 19.

Gary Taylor ("Taylor") testified as Gyrodyne's expert appraiser. He had 36 years of experience on Long Island and drove by the Property every day on the way to work. A378-A382. Taylor testified that the Property was in a poor location for industrial development as it was remote from main thoroughfares, but was in a

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[1] Gulizio's testimony was supported by a study by a traffic engineer showing industrial development would result in up to 5,000 additional car trips at rush hour versus residential development.

pristine, bucolic setting for residential use, surrounded by fairly expensive homes and in highly-regarded school districts. M.A. 12-13.

Taylor compared sales of raw land intended for residential development to determine a price per unit. To avoid extremes, Taylor used the midpoint of Gulizio's number of units per acre rather than the maximum. A433. To each comparable sale, Taylor applied various adjustments. A413-A420. Taylor then made an additional downward adjustment of 5 percent for the cost and time to obtain rezoning of the Property (A430) and a third set of adjustments to reflect Gulizio's different percentages of probability in each town. A431-A435. In Taylor's opinion, the Property with a probability of rezoning had a value of $153 million. A436. He valued the 63 acres Gyrodyne retained at $28 million, and the 245 acres taken by SUNY Stony Brook at $125 million. A437-A439.

In lieu of a zoning expert, the State called Robert Grover ("Grover") a consulting company's Director of Environmental Sciences responsible for environmental analysis and permitting processes. A601-A602. Grover testified that the number of steps in the review process before development, particularly the extensive environmental review, would take a long time. M.A. 9. Grover agreed that Brookhaven and Smithtown "know they're not going to be able to keep this land pristine and undeveloped," that the Property is going to be developed either as

of right industrial, or as rezoned residential. A679. Grover admitted that there was a reasonable probability of rezoning to PDD. A677-A678.

Kenneth Golub ("Golub"), the State's appraiser, testified that the Property was "surrounded by homes" and "most developers would normally tend to gravitate to residential use." A797. However, due to the lengthy approval process, he believed the highest and best use was as zoned industrial. M.A. 4; 6. Golub admitted that an appraiser should value property for any reasonable probability of rezoning, and that his job was to determine the highest and best use. M.A. 7. Golub was forced to admit that the Property did have a reasonable probability of rezoning residential under various circumstances. *Id.* However, Golub never prepared a valuation of the Property with a probability of rezoning, and the State made the tactical choice not to offer such a valuation.

3. The Decisions Below

The Court of Claims' decision extensively discusses the testimony of each witness. M.A. 4-24. The court explicitly sets out its reasons for finding that, while the State's experts were not credible, Gyrodyne's experts were. M.A. 29-31. Based on all the evidence, the court determined that the highest and best use of the Property would be as rezoned for a PDD with residential use. M.A. 32. Since the State did not present any evidence as to the value of the Property at this highest and best use, the court turned to analyze the valuation presented by Gyrodyne's

witnesses. Finding Gyrodyne's experts credible, the court awarded Gyrodyne damages of $125 million. M.A. 35-36.

On appeal, the State abandoned its trial position that the Property should be valued as zoned industrial. Attempting to avoid the consequences of its tactical choice not to offer a residential value below, the State claimed the trial judge effectively rubber-stamped Gyrodyne's position. The State contested the factual basis of the trial court's decision, particularly as to Gyrodyne's expert's adjustments to comparables and the calculation of density. The Appellate Division rejected all of the State's arguments, finding the Court of Claims properly did not consider the State's appraisal, since it was based on other than the highest and best use. *Gyrodyne Company of America v. State*, 89A.D.3d 988, 989 (2d Dept. 2011). The Appellate Division held that the Court of Claims applied the correct legal standard in such circumstances and properly accepted Gyrodyne's appraisal as fully supported by the facts, including as to the proposed density. *Id.*, at 989-990. Based on the evidence, the Appellate Division affirmed the full award.

ARGUMENT

I.

THE STATE SEEKS REVIEW OF ISSUES NOT WITHIN THIS COURT'S JURISDICTION

As this Court has repeatedly pointed out, its jurisdiction is limited. *See, e.g., People v. Baumann & Sons Buses*, 6 N.Y.3d 404, 406 (2006). That jurisdiction

extends almost exclusively to questions of law. *Id.*; *People v. Hawkins*, 11 N.Y.3d 484, 491 (2008). *See also*, ARTHUR KARGER, THE POWERS OF THE NEW YORK COURT OF APPEALS (3d ed., 2005) § 1.3 ("The Court of Appeals is a court of limited jurisdiction and, except in very limited circumstances, is constitutionally confined to the review of questions of law"). The State does not contend that one of those narrow exceptions applies here. Rather, the State attempts to disguise its request for review of factual issues by rebranding them as issues of law. That effort is transparently unsuccessful.

This Court has been vigilant in enforcing the constitutional limits on its jurisdiction. That same vigilance demands rejection of the State's motion here.

A. <u>The State Seeks Review of Issues Of Fact</u>

The most basic principle of jurisdiction is that this Court does not review questions of fact. *Stiles v. Batavia Atomic Horseshoes*, 81 N.Y.2d 950, 951 (1993); *Glenbriar Co. v. Lipsman*, 5 N.Y.3d 388, 392 (2005); *Baumann & Sons Buses*, 6 N.Y.3d at 406; KARGER, § 1.3. The State's basic contention is that the Court of Claims erred in determining the valuation of Gyrodyne's property and, therefore, the State has to pay too much. However, valuation is a question of fact – not of law. As this Court stated in *Acme Theatres v. State*, 26 N.Y.2d 385, 388 (1970) (cited by the State), "[t]he value of property taken in a condemnation

proceeding is usually a question of fact which cannot be reviewed by this court . . . ." *See also, In re City of N.Y. (Fourth Ave.)*, 255 N.Y. 25, 27 (1930).

The State tries to further camouflage its intent by invoking the broad principle that compensation for condemnation must be "just." State's Memorandum of Law In Support, dated March 23, 2012 ("S. Memo.") 18.[2] This Court, however, need not grant leave to appeal to define "just compensation." Almost a hundred years ago, this Court provided that definition and has consistently reaffirmed its validity over the last century. *In re Town of Islip*, 49 N.Y.2d 354, 360 (1980) citing *County of Erie v. Fridenberg*, 221 N.Y. 389, 393 (1917) reiterates that just compensation, "is the market value at the time of appropriation, that is, the price a willing buyer would have paid a willing seller for the property . . . based on the highest and best use of the property even though the owner may not have been utilizing the property to its fullest potential when it was taken by the public authority." *See also, In re City of N.Y. (Shorefront High School)*, 25 N.Y.2d 146, 148 (1969); *Keator v. State*, 23 N.Y.2d 337, 339 (1968); *In re Board of Water Supply (Empt)*, 277 N.Y. 452, 456 (1938). The Court of Claims specifically cited and applied this legal standard in its decision, (*see* M.A. 3; 24-26), as did the Appellate Division. M.A. 57.

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[2] While the State cites *In re Port Authority Trans-Hudson (Hudson Tubes)*, 20 N.Y.2d 457 (1967) as indicating a special concern for justice to the public, that case in fact deals with avoiding a 'manifest injustice' to the owner whose property is taken by eminent domain.

The State does not seriously contend that the courts below applied the wrong definition. Rather, the State objects to the result reached as to the fair market value. The State complains that the award "is grossly inflated" and "the State's taxpayers should not be made to pay." S. Memo. 5. Clearly, the State hopes to have this Court substitute its judgment for the amount of the condemnation award. That is precisely a valuation question, however, beyond this Court's jurisdiction.

Review of the "legal" issues, which the State identifies in its motion (S. Memo. 19-32), further demonstrates that the issues are truly factual. The State presupposes certain facts to raise questions. To reach those questions, this Court would have to make a finding of those facts, contrary to the findings below. For example, in discussing its first issue, the State contends that Gyrodyne's appraiser's "figures were based on pure speculation not evidence." S. Memo. 20. The Appellate Division, however, found that the 'trial court properly accepted the claimant's appraisal" because the appraiser credibly explained his valuation and his figure on density "was supported by the evidence." *Gyrodyne*, 89 A.D. 3d at 989-990. A decision by the Appellate Division that a finding of fact is supported by the evidence is a factual determination not reviewable by this Court. *See Cohen v. Hallmark Cards*, 45 N.Y.2d 493, 498 (1978); KARGER, § 1:3. To consider the State's speculation argument here, this Court would have to decide the facts contrary to the courts below. Similarly, the State's assertion that the valuation was

not based on "comparable properties" (S. Memo. 22) would require this Court to reject the finding that Gyrodyne's appraiser's comparables were properly adjusted. *See Gyrodyne*, 89 A.D.3d at 989-990.

The State's second "legal" issue takes the same approach. Again, the State claims (contrary to the findings below), that "there are no genuinely comparable properties" and, therefore, it was improper to allow testimony about the number of potential units. S. Memo. 26. The State also contends that had Gyrodyne calculated value on a per acre basis, the lack of comparability "would have been obvious." S. Memo. 31. However, the calculation is merely a mathematical exercise. Based on the zoning expert's testimony, whose admissibility the State does not dispute, Gyrodyne provided a figure for units per acre. Gyrodyne's appraiser provided the price per unit and the number of acres. The price per acre could be determined factually by simple math. No legal question is involved. Similar factual issues pervade the State's motion.

If the State is allowed to obtain review under the theory that "just compensation" is an issue of law, there would be no limit on review of condemnation cases by this Court. In every instance, the dissatisfied party (either the State or the condemnee owner) could seek review simply by claiming that the award amount was "unjust." This Court would become the final arbiter in potentially every condemnation case, in direct contradiction to this Court's history

of rigorously adhering to the constitutional limits on its jurisdiction. Since valuation is clearly an issue of fact, there is no jurisdictional basis to review the State's contentions.

B. <u>The State Seeks Review of Unpreserved Issues</u>

This Court's jurisdiction also does not extend to claims of error that were not preserved in the trial court. *See Baumann & Sons Buses*, 6 N.Y.3d at 407, quoting KARGER § 1.3 ("only questions that have been properly preserved for review by appropriate motion or objection in the court of first instance [ ] may be brought before the Court of Appeals'"). *See also, Hunt v. Bankers & Shippers Ins. Co.*, 50 N.Y.2d 938, 940 (1980); KARGER § 17.1. While the State notes (S. Memo. 23 n.11) that it raised the issue of valuation on a per unit basis in its brief to the Appellate Division, that is insufficient. An argument "raised for the first time at the Appellate Division . . . is unpreserved for our [Court of Appeals] review." *McMillan v. State*, 72 N.Y.2d 871, 872 (1988); *see also, Boles v. Dormer Giant*, 4 N.Y.3d 235, 238 n.1 (2005).

Here, the State never objected at trial to Gyrodyne's expert valuing the Property on a per unit basis. Gyrodyne's appraisal, provided to the State prior to trial, used that valuation method. Neither before trial, at the beginning of trial when the appraisal was admitted as an exhibit, nor during the testimony of Gyrodyne's expert, did the State ever contend that valuing property for mixed use

residential developments on a per unit basis was legal error. As the Court of Claims pointed out in its decision, "neither party pointed to a serious flaw in the methodology used by the experts." M.A. 28. In fact, during his cross-examination, the State's expert appraiser acknowledged that the comparable residential land sales "sold by price per unit." A850.

Had the State questioned the validity of this method of valuation at trial, the experts could have addressed and made clear on the record that such a method is accepted practice by appraisers. Even the State's expert would have had to admit this. However, the State never raised the issue. *See People v. Gray*, 86 N.Y.2d 10, 21 (1995) (objection required to provide opportunity to cure any error before verdict). Instead, the State cross-examined Gyrodyne's expert on the application of this methodology, including his choice of comparables and calculation of adjustments. Only at the Appellate Division did the State change its approach and claim that valuation must be done on a per acre basis, not on a per unit basis. That was too late to preserve the issue for review here. A party may not try its case on one theory and then seek relief on appeal on another theory. *Lichtman v. Grossbard*, 73 N.Y.2d 792, 794 (1988). There is no jurisdiction over the State's claim on this additional basis.

II.

THE STATE'S MOTION FAILS TO MEET THE CRITERIA FOR LEAVE TO APPEAL

This Court's Rules set forth the grounds on which a question merits review. *See* Rule 500.22(b)(4); *see also* KARGER, § 10:3. The State's motion does not qualify under any of them. The State does not contend that the case involves a conflict with a prior decision of this Court, or a conflict among the Departments. The Court of Claims and the Appellate Division applied well-settled law on which there is no decisional conflict.

Nor does the State contend that the issues it raises are novel. The question of the proper compensation for condemnation arises on a regular basis. The underlying legal principles of such claims have been settled for decades.

The State's sole attempt to invoke the Rule's criteria is to claim that the case has "statewide importance." S. Memo. 18. However, that claim is based on nothing more than the fact the State has to pay the award, which must come from the public's taxes. Under such an approach, any case involving expenditure of state funds would qualify under the public importance criteria.

The State's motion papers cannot disguise that it actually seeks review based merely on the size of the award. That has never been – nor should it ever be – a criterion. The size of the award is always relative to the parties involved. An amount the State sees as insignificant could be a life or death issue for a poor

individual. This Court is concerned with legal issues, not the number of dollar signs. The amount of an award simply cannot be a basis for this Court to grant leave, particularly where such a grant would call into question other long held jurisdictional limits.

III.

THE ISSUES IDENTIFIED BY THE STATE DO NOT MERIT REVIEW

The State identifies two particular questions: whether the Court of Claims should have independently assessed Gyrodyne's expert's valuation, and whether the per unit valuation was acceptable. Neither of these involve preserved issues of law within the jurisdiction of this Court. Nor do they meet this Court's criteria for granting leave. Moreover, neither question raises a substantive issue of any merit.

A. The Court of Claims Properly Applied Controlling Precedent

As it did before the Appellate Division, the State asserts here that the lower court abdicated its responsibility in accepting the valuation of Gyrodyne's expert appraiser. S. Memo. 3. This charge is simply untrue, as the Appellate Division found. The Court of Claims expressly recognized and applied this Court's controlling case law in fully analyzing the evidence presented.

In re City of N.Y. (Reiss), 55 N.Y.2d 885, 886 (1982) holds that "[i]n determining an award to an owner of condemned property, the findings must either be within the range of expert testimony or be supported by other evidence and

adequately explained by the court." (emphasis added). In this case, the State made a tactical decision not to offer any evidence of the value of the Property at the highest and best use, which was as rezoned residential. The State did so notwithstanding its own zoning and appraisal experts' testimony at trial that there was a reasonable probability of rezoning. As the Appellate Division found, the "trial court properly rejected the appraisal submitted by the State of New York, since the evidence demonstrated that the highest and best use of the property was as residential development . . . not as light industrial as the State's expert opined." *Gyrodyne Co.*, 89 A.D.3d at 989. The Appellate Division went on to state, "[h]aving rejected the State's appraisal, the trial court was bound to accept the claimant's appraisal or explain the basis for any departure." *Id.*, citing *Reiss*.

The State created the situation where there was no evidence of a range of values from competing experts. Contrary to the State's assertion, however, the trial court did not then automatically adopt Gyrodyne's valuation. The Court of Claims expressly stated the applicable law that where one party's valuation opinion is rejected, the court can make an award different from the remaining valuation if, "supported by other evidence and a sufficient explanation provided by the court." M.A. 27, quoting *Ridgeway Assocs. v. State*, 32 A.D.2d 851, 852 (3d Dept. 1969), citing *In re City of N.Y. (A&W Realty)*, 1 N.Y.2d 428 (1956). The Court of Claims recognized that "other evidence could include alternative appraisal or cross-

examination of the prevailing expert opinion leading to a diminishment of the award." M.A. 27.

Based on this recognition of the applicable law, the Court of Claims then explained at length – over seven pages – why it found the State's expert witnesses not credible and why it determined Gyrodyne's experts, supported by other evidence (such as Brookhaven's comprehensive plan's citing the Property as an example of spot zoning that should be changed) credible even after cross-examination. M.A. 28-35.

The State simply skips over this extensive discussion, giving the impression that the trial court immediately adopted Gyrodyne's expert valuation once it found there was no competing value to establish a range. *See* S. Memo. 16. That impression is incorrect. The court reviewed all of the evidence in painstaking detail. *See* M.A. 4-24. It then conducted a detailed analysis of the evidence, in light of the applicable law, before determining the value of the Property. The State attempts to extract a single sentence out of context from a 37 page decision to contend that the trial court failed to carry out the very analysis which the rest of the opinion demonstrates it conducted.

The State argues review is appropriate because this Court has not explicitly addressed the situation where "neither side's valuation is supportable." S. Memo. 21. This statement, however, misrepresents the facts as found below. The

Appellate Division held that "the trial court properly accepted the claimant's appraisal" because the "claimant's appraiser sufficiently and credibly explained" his valuation and the adjustments made to calculate it.

The State's first issue is simply predicated on a false premise – that the Court of Claims did not independently analyze the evidence in reaching its finding as to valuation. To the extent that the State's argument goes further, to assert that the trial court should make an independent valuation, it misstates the law. The court determining the amount of a condemnation award, "must rely upon the evidence presented;" it does not make an independent appraisal. *In re City of N.Y. (Lincoln Sq. Slum Clearance)*, 15 A.D.2d 153, 160-161 (1st Dept. 1961), *aff'd* 12 N.Y.2d 1086 (1963). *See also Williams v. State*, 90 A.D.2d 882, 884 (3d Dept. 1982) ("in determining 'just compensation,' the court does not make an independent appraisal but must necessarily rely on the evidence presented"); *A&W Realty*, 1 N.Y.2d at 432-433; *People ex rel. Uvalde Asphalt Paving v. Seaman*, 217 N.Y. 70, 74-75 (1916). The Court of Claims had no duty, or authority, to go beyond the evidence presented to determine value. There is no issue worthy of review here.

B. <u>The Court of Claims Properly Used A Per Unit Valuation</u>

As pointed out above (Section I.B.), the State did not preserve any claim of error with regard to the per unit valuation issue. As a result, this Court has no

record concerning the use of per unit valuations in the industry. Lacking such basic evidence, this Court could not render an informed opinion on the method, and risks upsetting a well-settled practice by appraisers. Further, the practice is wholly consistent with prior case law.

The State does not cite a single case, either by this Court or by any Appellate Division, which has barred (or even criticized) an expert's valuation of a property on a per unit basis.[3] The few decisions which have addressed a per unit or similar method have actually allowed such. For example, in *Estate of Berwick v. State*, 159 A.D.2d 544 (2d Dept. 1990), *app'l denied*, 76 N.Y.2d 884 (1990), the court affirmed a modified award of compensation damages on a per unit basis. In addressing a valuation on a per lot versus per acre basis, the court in *Hazard Lewis Farms v. State*, 1 A.D.2d 923, 924 (3d Dept. 1956) pointed out "a distinction between raw acreage and a subdivision value should not be too tightly drawn." This Court's decision *In re City of N.Y. (Fourth Avenue)*, 255 N.Y. at 30, long ago recognized that:

> In determining the value of an entire piece of vacant property it may be divided up in many ways, and in different shaped lots according to the whims of the owner or the most advantageous way to produce the highest price. The experts, as well as the judge, may have many

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[3] The State cites one trial court decision, *In re Village of Haverstraw*, 33 Misc.3d 1232A (Rockland Sup.Ct. 2011), which under specific facts rejected such a method. The trial judge cited no authority other than himself and acknowledges that even he permitted the method under other facts.

> different methods in arriving at the same point or at the value of the whole. Those considerations are mere matter of evidence to prove facts. As long as competent evidence is received and none is excluded, no rule of law is violated . . . .

Rather than provide contrary authority, the State (S. Memo. 26) is reduced to attempting to distinguish cases in this Court, which approved of similar, although not identical, valuation methods. *See Acme Theatres*, 26 N.Y.2d at 389 ("method suggested by the State of computing damages on a per unit basis appears reasonable and consistent with the 'before and after' method"); *St. Agnes Cemetery v. State*, 3 N.Y.2d 37, 40 (1957) (valuation based on per lot sales).

The State's only invocation of a "rule" (S. Memo. 24) relies on this Court's decision *In re County of Suffolk (Firester)*, 37 N.Y.2d 649, 652 (1975). There, this Court adopted the *Hewitt v. State*, 18 A.D.2d 1128 (4th Dept. 1963) rule that, in valuing undeveloped land, an increment is added to reflect its potential use at a rezoned highest and best use. *Firester* does not create any rule that valuation must be on a per acre basis.[4]

In the absence of any legal authority, the State depends on broad general statements that fail to accurately reflect the record and factual findings below. For example, the State asserts that the trial court "did not attempt to independently

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[4] The State's citation of *Firester* quoting *Hewitt* is iconic, since at trial the State's expert appraiser used the alternative method of backing out costs of development from sales of fully developed properties specifically rejected in *Hewitt*. In fact, the State's expert testified he never heard of the *Hewitt* case. A884.

assess the credibility of claimant's testimony." S. Memo. 28. Any cursory review of the Court of Claims' decision reveals this to be untrue. The trial judge set out in detail his assessment of the credibility of Gyrodyne's experts (and why he found the State's expert not credible). M.A. 30-31. As noted above, the State also attacks the comparables used by Gyrodyne's expert (S. Memo. 27) which the Appellate Division found had been properly adjusted. *Gyrodyne*, 89 A.D.3d at 989.

The State (S. Memo. 28-29) also refers to evidence about the number of units in previously proposed golf course development (before SUNY Stony Brook intervened to delay zoning approval pending condemnation). The State glosses over the fact that no expert – neither the State's nor Gyrodyne's – testified that such development represented the highest and best use. The State also conveniently ignores the evidence that Gyrodyne had previously planned – and obtained zoning approval for – a development of a portion of the Property with a density of 12.6 units per acre (M.A. 23), while Smithtown had approved rezoning at density of over 14 units an acre. A116. Most important, the State notes, but does not consider the impact of, the finding by the Appellate Division that "the proposed density of the residential development, which formed the basis of the damages award, was supported by the evidence." *Gyrodyne*, 89A.D.3d at 990.

The per unit valuation was not only unpreserved, but like the State's other issue, has no merit as a basis for review by this Court.

CONCLUSION

The State seeks leave to appeal issues that are clearly beyond this Court's jurisdiction, both because they are factual in nature or were not properly preserved. The State's theory would require a tremendous expansion of the role of this Court, transforming it into the ultimate reviewer of any condemnation award. The State takes this approach in order to request review of issues that are not only fact driven, but also have no substantive merit. This Court should deny the State's motion for leave to appeal, sure in the knowledge that the Court of Claims and the Appellate Division have carried out their responsibilities to closely analyze and review the particular facts in this case, achieving a fair award of compensation.

Dated: New York, New York
April 9, 2012

Respectfully submitted

By: [signature]

Joseph L. Clasen, Esq.
Thomas J. Donlon, Esq.
Robinson & Cole LLP
885 Third Avenue
Suite 2800
New York, NY 10022-4834
Tel: 212-451-2900
Fax: 212-451-2999

Attorneys for Claimant-Respondent
Gyrodyne Company of America, Inc.

COURT OF APPEALS OF THE
STATE OF NEW YORK

GYRODYNE COMPANY OF AMERICA, INC., Claimant-Respondent,	:	Appellate Division Nos.: 2010-08950, 2011-02295, 2011-02298
–against–	:	Motion No. 2012-363
STATE OF NEW YORK, Defendant-Appellant.	:	**AFFIDAVIT OF SERVICE**

STATE OF CONNECTICUT)
) ss:
COUNTY OF FAIRFIELD)

Carol Nishimura-Velazquez, being duly sworn, deposes and says that deponent is not a party to the action, is over 18 years of age and resides in Bridgeport, Connecticut.

On April 5, 2012 I served the annexed Memorandum Of Law In Opposition To State Of New York's Motion For Leave To Appeal, by depositing two true copies thereof enclosed in a post-paid wrapper, in an official depository under the exclusive care and custody of the U.S. Postal Service, addressed to:

Andrew B. Ayers, Esq.
Assistant Solicitor General
The Capitol
Albany, New York 12224

Carol Nishimura-Velazquez

Sworn to before me on this
5th day of April 2012.

Janet LaForgia
Notary Public

JANET LAFORGIA
NOTARY PUBLIC
MY COMMISSION EXPIRES APR. 30, 2014